STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

First: That at a meeting of the Board of Directors of San Jose International, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "FOURTH" so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which this corporation is authorized to issue is One Hundred Million (100,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Ten Thousand Dollars ($10,000.00) which are Common stock and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Two Thousand Dollars ($2,000.00) which are Preferred Stock."

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Sections 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favour of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

Signed this 23rd day of April, 2004

/s/ Christopher Greenwood
Christopher Greenwood
President, Director and Secretary